Exhibit 99.1

PAPA JOHNS ANNOUNCES FIRST QUARTER 2024 FINANCIAL RESULTS

Louisville, Kentucky (May 9, 2024) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the first quarter ended March 31, 2024.

Highlights
•North America comparable sales(a) were down 2% from a year ago as Domestic Company-owned restaurants were down 3% and North America franchised restaurants were down 2%; International comparable sales(a) were down 3% from the prior year period.
•8 net unit openings in the first quarter driven by North America growth; on track to achieve North America net unit growth of more than 20% relative to 2023 net unit openings and International gross openings between 100 and 140 new restaurants.
•Global system-wide restaurant sales were $1.23 billion, a 1%(b) decrease compared with the prior year first quarter due entirely to the 53rd week in 2023 which shifted the week between Christmas and New Years into the fourth quarter.
•Total revenues of $514 million were down 2% compared with a year ago largely driven by lower revenues in our North America commissary segment due to commodity price declines.
•Operating income of $34 million decreased 11% compared with the first quarter of 2023, while Adjusted operating income(c) of $43 million increased 10% on improved restaurant-level margins and continued focus on cost discipline.
•Diluted earnings per common share of $0.44 compared with $0.65 for the first quarter of 2023; Adjusted diluted earnings per common share(c) was $0.67 compared with $0.68 for the first quarter a year ago.

“Our teams are taking a disciplined approach to running the business, improving restaurant-level margins and increasing operating profits despite a challenging environment in the first quarter,” said Ravi Thanawala, Papa Johns Interim Chief Executive Officer and Chief Financial Officer. “More importantly, we’re making meaningful progress on our Back to Better 2.0 and International Transformation initiatives. The foundational improvements we are implementing in our restaurant operations, digital solutions, and marketing platforms are designed to drive sustainable, profitable growth around the globe. We are confident that our consumer-centric focus and drive to increase franchisee profitability will contribute to our long-term success.”

“The Board of Directors has great confidence in the work that is taking place under Ravi and the Papa Johns leadership team,” said Christopher Coleman, Chair of the Board. “This team, which has significant restaurant, digital, and international experience, is executing on our strategy and evolving our business model for the next chapter of growth. Importantly, their strategic execution is driven by their passion and vision for the Papa Johns brand and an unwavering focus on the consumer and our franchisees. Concurrent with the team’s efforts, the Board is conducting a thorough search process for our next Papa Johns CEO to lead this work into the future.”
_______________________________________________________
(a) North America and International comparable sales are reported on a 13-week basis comparing January 1, 2024 through March 31, 2024 with January 2, 2023 through April 2, 2023.
(b) Excludes the impact of foreign currency.
(c) Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measure.

Financial Highlights

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2024	March 26, 2023	Increase (Decrease)
Total revenues	$513,916	$527,049	$(13,133)
Operating income	$33,718	$37,796	$(4,078)
Adjusted operating income (a)	$43,241	$39,152	$4,089
Net income attributable to the Company	$14,636	$22,376	$(7,740)
Diluted earnings per common share	$0.44	$0.65	$(0.21)
Adjusted diluted earnings per common share (a)	$0.67	$0.68	$(0.01)

Results for the first quarter of 2024 are not directly comparable with the first quarter of 2023, as year-over-year comparisons are impacted by the UK franchisee acquisitions that occurred during the second and third quarters of 2023.

Quarterly Results

Total revenues of $513.9 million decreased $13.1 million, or 2.5%, in the first quarter of 2024 compared with the prior year period. The lower revenues were largely attributable to a $9.3 million decrease in North America commissary revenues reflecting decreased commodity prices in the quarter and, to a lesser extent, lower transaction volumes, and a $9.1 million decrease in Other revenues, which includes $5 million resulting from the sale of Preferred Marketing, our formerly wholly-owned print and promotions company, in the fourth quarter of 2023. Revenues from Domestic Company-owned restaurants also declined $3.6 million, reflecting lower transaction volumes partially offset by higher average ticket.

Somewhat offsetting these declines was a net increase of approximately $10 million of revenues attributable to the stores comprising the UK franchisee acquisitions.

For the first quarter of 2024, global system-wide restaurant sales were $1.23 billion, down 0.9% from the prior year quarter (excluding the impact of foreign currency). The decrease was due to the prior year first quarter having an approximate $9.9 million benefit from the high-volume week between Christmas and New Years, which occurs in the fiscal fourth quarter in 2024. This decline was partially offset by 3.3% net unit growth on a trailing twelve-month basis.

First quarter Operating income was $33.7 million, a $4.1 million, or a 10.8% decrease compared with the prior year first quarter. Adjusted operating income(a) was $43.2 million, a $4.1 million, or 10.4%, increase from the same period a year ago. The variance between Operating income and Adjusted operating income was due to $9.5 million of International restructuring costs primarily reflecting $7.6 million of non-cash leased and fixed asset impairment charges related to upcoming restaurant closures in the UK.

Adjusted operating income in the first quarter of 2024 improved $4.1 million, primarily attributable to approximately $7 million related to equity forfeitures and local marketing savings. Additionally, improved margins in our Domestic Company-owned restaurants and North America commissary segments contributed to the current year growth. These increases were largely offset by: (1) an approximate $4 million year-over-year impact related to the operations of the UK franchisee acquisition when taking into consideration a first quarter 2024 operating loss and first quarter 2023 franchise royalty

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

fees; (2) higher depreciation costs related to the UK franchisee acquisitions and our investments in technology platforms; and, (3) lower North America comparable sales.

Diluted earnings per common share was $0.44 for the first quarter of 2024 compared with $0.65 in the first quarter of 2023. Adjusted diluted earnings per common share(a) was $0.67 for the first quarter of 2024 compared with $0.68 in the first quarter of 2023. These changes were driven by the same factors impacting Operating income and Adjusted operating income as discussed above. In addition, diluted earnings per common share and adjusted diluted earnings per common share reflected higher interest expense and a higher effective tax rate compared with the first quarter of 2023. Interest expense increased largely due to higher borrowings used to fund share repurchases towards the end of the first quarter of 2023 and higher average interest rates compared with the prior year first quarter. The higher income taxes in the first quarter of 2024 reflect the impairment charges related to the International Restructuring program as well as the shortfall from the vesting of long-term equity awards, resulting in an additional tax expense when compared with the prior year period.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three months ended March 31, 2024.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the first quarter ended March 31, 2024, compared with the first quarter ended March 26, 2023 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended
Amounts below exclude the impact of foreign currency	March 31, 2024	March 26, 2023
Comparable sales growth (decline):
Domestic Company-owned restaurants	(3.0)%	3.4%
North America franchised restaurants	(1.5)%	(0.8)%
North America restaurants	(1.8)%	—%
International restaurants	(2.6)%	(5.8)%
Total comparable sales growth (decline)	(2.0)%	(1.3)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(2.0)%	4.9%
North America franchised restaurants	(1.6)%	0.8%
North America restaurants	(1.7)%	1.6%
International restaurants	1.4%	3.3%
Total global system-wide restaurant sales growth (decline)	(0.9)%	2.0%

Global Restaurant Unit Data

As of March 31, 2024, there were 5,914 Papa Johns restaurants operating in 49 countries and territories, as follows:

First Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - December 31, 2023	531	2,902	3,433	117	2,356	2,473	5,906
Opened	5	16	21	—	23	23	44
Closed	—	(7)	(7)	—	(29)	(29)	(36)
Ending - March 31, 2024	536	2,911	3,447	117	2,350	2,467	5,914
Net unit growth/(decline)	5	9	14	—	(6)	(6)	8
Trailing four quarters net store growth	16	47	63	117	9	126	189

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was an outflow of $1.1 million for the three months ended March 31, 2024, compared with inflows of $22.4 million in the prior year period. The year over year change primarily reflects unfavorable working capital changes driven by the timing of payments.

	Three Months Ended
(in thousands)	March 31, 2024	March 26, 2023
Net cash provided by operating activities	$11,987	$40,788
Purchases of property and equipment	(13,058)	(18,410)
Free cash flow	$(1,071)	$22,378

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.1 million ($0.46 per common share) in the first quarter of 2024. On May 2, 2024, our Board of Directors declared a second quarter dividend of $0.46 per common share. The dividend will be paid on May 31, 2024 to stockholders of record as of the close of business on May 20, 2024.

Conference Call

Papa Johns will host a call with analysts today, May 9, 2024, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,900 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, investments and repositioning of the UK market, International restructuring plans, timing and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflicts in Ukraine and the Middle East and other international conflicts and risks related to a possible economic recession or downturn that could reduce consumer spending or demand. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contacts:

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted operating income, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table that follows reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2024	March 26, 2023
Operating income	$33,718	$37,796
International restructuring costs (a)	9,523	—
Other costs (b)	—	1,356
Adjusted operating income	$43,241	$39,152

Net income attributable to common shareholders	$14,636	$22,376
International restructuring costs (a)	9,523	—
Other costs (b)	—	1,356
Tax effect of adjustments (c)	(2,152)	(309)
Adjusted net income attributable to common shareholders	$22,007	$23,423

Diluted earnings per common share	$0.44	$0.65
International restructuring costs (a)	0.29	—
Other costs (b)	—	0.04
Tax effect of adjustments (c)	(0.06)	(0.01)
Adjusted diluted earnings per common share	$0.67	$0.68

Refer to footnotes on following page.

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with the Company’s International Restructuring plan. For the three months ended March 31, 2024, these costs are comprised primarily of leased and fixed asset impairment charges related to planned store closures in the UK, combined with severance and other related costs.
(b)Represents severance and related costs associated with the transition of certain executives, recorded in General and administrative expenses.
(c)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.6% and 22.8% for the three-month periods ended March 31, 2024 and March 26, 2023, respectively.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In $ thousands, except per share amounts)	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,768	$40,587
Accounts receivable, net	94,506	104,244
Notes receivable, current portion	5,802	5,199
Income tax receivable	1,906	2,577
Inventories	38,073	36,126
Prepaid expenses and other current assets	57,872	42,285
Total current assets	225,927	231,018
Property and equipment, net	273,303	282,812
Finance lease right-of-use assets, net	30,747	31,740
Operating lease right-of-use assets	153,880	164,158
Notes receivable, less current portion, net	11,010	12,346
Goodwill	75,975	76,206
Other assets	76,325	76,725
Total assets	$847,167	$875,005

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$61,014	$74,949
Income and other taxes payable	22,487	17,948
Accrued expenses and other current liabilities	143,401	158,167
Current deferred revenue	20,727	20,427
Current finance lease liabilities	8,495	9,029
Current operating lease liabilities	24,710	24,076
Current portion of long-term debt	1,800	—
Total current liabilities	282,634	304,596
Deferred revenue	18,780	20,366
Long-term finance lease liabilities	23,726	24,144
Long-term operating lease liabilities	143,797	151,050
Long-term debt, less current portion, net	761,317	757,422
Other long-term liabilities	62,395	60,192
Total liabilities	1,292,649	1,317,770

Redeemable noncontrolling interests	941	851

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,278 at March 31, 2024 and 49,235 at December 31, 2023)	493	492
Additional paid-in capital	444,793	452,290
Accumulated other comprehensive loss	(7,554)	(7,803)
Retained earnings	218,608	219,027
Treasury stock (16,674 shares at March 31, 2024 and 16,747 shares at December 31, 2023, at cost)	(1,118,196)	(1,123,098)
Total stockholders’ deficit	(461,856)	(459,092)
Noncontrolling interests in subsidiaries	15,433	15,476
Total Stockholders’ deficit	(446,423)	(443,616)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$847,167	$875,005

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In $ thousands, except per share amounts)	March 31, 2024	March 26, 2023
Revenues:
Domestic Company-owned restaurant sales	$176,224	$179,866
North America franchise royalties and fees	35,697	36,072
North America commissary revenues	203,287	212,566
International revenues	40,708	31,463
Other revenues	58,000	67,082
Total revenues	513,916	527,049
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	138,753	147,784
North America commissary expenses	185,199	196,415
International expenses	28,346	17,311
Other expenses	51,767	61,078
General and administrative expenses	58,459	51,944
Depreciation and amortization	17,674	14,721
Total costs and expenses	480,198	489,253
Operating income	33,718	37,796
Net interest expense	(11,063)	(9,021)
Income before income taxes	22,655	28,775
Income tax expense	7,741	6,229
Net income before attribution to noncontrolling interests	14,914	22,546
Net income attributable to noncontrolling interests	(278)	(170)
Net income attributable to the Company	$14,636	$22,376

Basic earnings per common share	$0.45	$0.66
Diluted earnings per common share	$0.44	$0.65

Basic weighted average common shares outstanding	32,644	34,155
Diluted weighted average common shares outstanding	32,909	34,324

Dividends declared per common share	$0.46	$0.42

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(In $ thousands)	March 31, 2024	March 26, 2023
Operating activities
Net income before attribution to noncontrolling interests	$14,914	$22,546
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	604	513
Depreciation and amortization	17,674	14,721
Deferred income taxes	532	2,031
Stock-based compensation expense	(370)	3,898
Impairment loss	7,554	—
Loss on disposal of property and equipment	688	—
Other	315	496
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,084	2,182
Income tax receivable	660	2,822
Inventories	(1,981)	4,330
Prepaid expenses and other current assets	(4,137)	(4,351)
Other assets and liabilities	1,873	71
Accounts payable	(14,406)	(310)
Income and other taxes payable	4,718	(512)
Accrued expenses and other current liabilities	(24,451)	(5,413)
Deferred revenue	(1,284)	(2,236)
Net cash provided by operating activities	11,987	40,788
Investing activities
Purchases of property and equipment	(13,058)	(18,410)
Notes issued	(154)	(976)
Repayments of notes issued	886	1,069
Other	2,174	42
Net cash used in investing activities	(10,152)	(18,275)
Financing activities
Net proceeds of revolving credit facilities	5,300	208,200
Proceeds from exercise of stock options	840	614
Acquisition of Company common stock	—	(209,640)
Dividends paid to common stockholders	(15,068)	(14,603)
Tax payments for equity award issuances	(3,192)	(5,999)
Distributions to noncontrolling interests	(231)	(23)
Principal payments on finance leases	(2,433)	(1,743)
Other	182	(18)
Net cash used in financing activities	(14,602)	(23,212)
Effect of exchange rate changes on cash and cash equivalents	(52)	34
Change in cash and cash equivalents	(12,819)	(665)
Cash and cash equivalents at beginning of period	40,587	47,373
Cash and cash equivalents at end of period	$27,768	$46,708